CFO Commentary on First Quarter Fiscal 2024 Results
Q1 Fiscal 2024 Summary

GAAP
($ in millions, except earnings per share)	Q1 FY24	Q4 FY23	Q1 FY23	Q/Q	Y/Y
Revenue	$7,192	$6,051	$8,288	Up 19%	Down 13%
Gross margin	64.6%	63.3%	65.5%	Up 1.3 pts	Down 0.9 pts
Operating expenses	$2,508	$2,576	$3,563	Down 3%	Down 30%
Operating income	$2,140	$1,257	$1,868	Up 70%	Up 15%
Net income	$2,043	$1,414	$1,618	Up 44%	Up 26%
Diluted earnings per share	$0.82	$0.57	$0.64	Up 44%	Up 28%

Non-GAAP
($ in millions, except earnings per share)	Q1 FY24	Q4 FY23	Q1 FY23	Q/Q	Y/Y
Revenue	$7,192	$6,051	$8,288	Up 19%	Down 13%
Gross margin	66.8%	66.1%	67.1%	Up 0.7 pts	Down 0.3 pts
Operating expenses	$1,750	$1,775	$1,608	Down 1%	Up 9%
Operating income	$3,052	$2,224	$3,955	Up 37%	Down 23%
Net income	$2,713	$2,174	$3,443	Up 25%	Down 21%
Diluted earnings per share	$1.09	$0.88	$1.36	Up 24%	Down 20%

Revenue by Reportable Segments
($ in millions)	Q1 FY24	Q4 FY23	Q1 FY23	Q/Q	Y/Y
Compute & Networking	$4,460	$3,673	$3,672	Up 21%	Up 21%
Graphics	2,732	2,378	4,616	Up 15%	Down 41%
Total	$7,192	$6,051	$8,288	Up 19%	Down 13%

Revenue by Market Platform
($ in millions)	Q1 FY24	Q4 FY23	Q1 FY23	Q/Q	Y/Y
Data Center	$4,284	$3,616	$3,750	Up 18%	Up 14%
Gaming	2,240	1,831	3,620	Up 22%	Down 38%
Professional Visualization	295	226	622	Up 31%	Down 53%
Automotive	296	294	138	Up 1%	Up 114%
OEM and Other	77	84	158	Down 8%	Down 51%
Total	$7,192	$6,051	$8,288	Up 19%	Down 13%

We specialize in markets where our computing platforms can provide tremendous acceleration for applications. These platforms incorporate processors, interconnects, software, algorithms, systems, and services to deliver unique value. Our platforms address four large markets where our expertise is critical: Data Center, Gaming, Professional Visualization, and Automotive.
Revenue
Revenue was $7.19 billion, down 13% from a year ago and up 19% sequentially.
Data Center revenue was a record, up 14% from a year ago and up 18% sequentially, led by growing demand for generative AI and large language models using GPUs based on our NVIDIA Hopper and Ampere architectures. The revenue growth reflects strong demand from large consumer internet companies and cloud service providers. Enterprise demand for GPU platforms was strong, although general purpose networking solutions declined both sequentially and from a year ago.
Gaming revenue was down 38% from a year ago and up 22% sequentially. The year-on-year decrease reflects weaker demand due to the macroeconomic slowdown and lower shipments to normalize channel inventory levels. The sequential increase was driven by the ramp of our new GeForce RTX 40 Series GPUs for desktops and laptops based on the Ada Lovelace architecture.
Professional Visualization revenue was down 53% from a year ago and up 31% sequentially. The year-on-year decrease reflects lower sell-in to partners to help reduce channel inventory levels. The sequential increase was driven by higher demand for desktop and mobile workstation GPUs.
Automotive revenue was up 114% from a year ago and up 1% sequentially. The year-on-year increase reflects growth in sales of self-driving platforms and AI cockpit solutions.
OEM and Other revenue was down 51% from a year ago and down 8% sequentially. These decreases were primarily driven by lower entry level notebook GPU sales.
Gross Margin

Reconciliation of GAAP to Non-GAAP Gross Margin
($ in millions)	Q1 FY24	Q4 FY23	Q1 FY23
GAAP gross profit	$4,648	$3,833	$5,431
GAAP gross margin	64.6%	63.3%	65.5%
Acquisition-related and other costs	119	120	94
Stock-based compensation expense	27	30	38
IP-related costs	8	16	--
Non-GAAP gross profit	$4,802	$3,999	$5,563
Non-GAAP gross margin	66.8%	66.1%	67.1%
GAAP and non-GAAP gross margins declined from a year earlier and increased sequentially. The year-on-year decline reflects lower Gaming margins and a higher contribution from Automotive, partially offset by higher Data Center margins. The sequential increase reflects lower costs in Gaming and higher Data Center margins as we ramp our Hopper architecture.

Expenses

Reconciliation of GAAP to Non-GAAP Operating Expenses
($ in millions)	Q1 FY24	Q4 FY23	Q1 FY23
GAAP operating expenses	$2,508	$2,576	$3,563
Stock-based compensation expense	(708)	(709)	(540)
Acquisition-related and other costs	(54)	(54)	(55)
Acquisition termination cost	--	--	(1,353)
Legal settlement costs	--	--	(7)
Other	4	(38)	--
Non-GAAP operating expenses	$1,750	$1,775	$1,608
GAAP operating expenses were down 30% from a year ago and down 3% sequentially. The prior year included a termination charge of $1.35 billion for the proposed Arm acquisition, and the prior quarter included fixed asset write-downs.
Non-GAAP operating expenses were up 9% from a year ago and down 1% sequentially. The year-on-year increase was driven by employee growth and related costs. The sequential decrease reflects timing of engineering development investments and reduced depreciation expense related to the extension of certain fixed asset useful lives, partially offset by employee growth and related costs.
Other Income & Expense and Income Tax

Reconciliation of GAAP to Non-GAAP OI&E
($ in millions)	Q1 FY24	Q4 FY23	Q1 FY23
Interest income	$150	$115	$18
Interest expense	(66)	(65)	(68)
Other, net	(15)	(18)	(13)
GAAP other income (expense), net	$69	$32	($63)
Non-affiliated investment losses	14	10	17
Interest expense related to amortization of debt discount	1	1	1
Non-GAAP other income (expense), net	$84	$43	($45)
GAAP other income and expense (OI&E) includes interest income, interest expense, gains and losses from non-affiliated investments and other. Non-GAAP OI&E excludes the gains or losses from non-affiliated investments and the portion of interest expense from the amortization of the debt discount.
Interest income was $150 million, up from a year ago and sequentially, due to higher yields on investments. Net loss from non-affiliated investments was $14 million due to the mark-to-market of publicly traded equity investments and changes in value of our non-affiliated private investments.
GAAP effective tax rate was 7.5%, which reflects the foreign-derived intangible income deduction, tax benefits related to stock-based compensation, and the U.S. federal research tax credit. Non-GAAP effective tax rate was 13.5%.
Balance Sheet and Cash Flow
Cash, cash equivalents and marketable securities were $15.32 billion, down from $20.34 billion a year ago and up from $13.30 billion a quarter ago. The year-on-year decrease reflects $8.04 billion in stock repurchases, partially offset by operating cash flow generation. The sequential increase reflects operating cash flow generation.

Accounts receivable was $4.08 billion with a DSO of 52.
Inventory was $4.61 billion with a DSI of 165. Gross inventory purchase and long-term supply and capacity obligations were $7.27 billion and prepaid supply agreements were $3.40 billion.
Other purchase obligations, inclusive of $2.43 billion of multi-year cloud service agreements, were $3.26 billion.
Cash flow from operating activities was $2.91 billion, up from $1.73 billion a year ago and $2.25 billion a quarter ago. The year-on-year increase reflects lower inventory prepayments and changes in inventory, partially offset by lower revenue. The sequential increase was driven by higher revenue.
Free cash flow was $2.64 billion compared with $1.35 billion a year ago and $1.74 billion a quarter ago.
Depreciation and amortization expense was $384 million, including amortization of acquisition-related intangible assets. Starting in fiscal 2024, we extended the useful lives of most of our servers, storage, and network equipment from three years to a range of four to five years, and assembly and test equipment from five to seven years. This change in useful lives drove a favorable impact to operating expenses of $31 million and cost of goods sold of $2 million in the first quarter.
During the first quarter, we returned $99 million to shareholders in the form of cash dividends. As of the end of the first quarter, we had $7.23 billion remaining under our share repurchase authorization through December 2023.
During the first quarter, we filed a Form S-3 shelf registration statement to replace the existing shelf that was expiring. We plan to file an amendment to this shelf in the near term for administrative purposes. We do not have any immediate plans to utilize this shelf once effective.
Second Quarter of Fiscal 2024 Outlook
Outlook for the second quarter of fiscal 2024 is as follows:
•Revenue is expected to be $11.00 billion, plus or minus 2%.
•GAAP and non-GAAP gross margins are expected to be 68.6% and 70.0%, respectively, plus or minus 50 basis points.
•GAAP and non-GAAP operating expenses are expected to be approximately $2.71 billion and $1.90 billion, respectively.
•GAAP and non-GAAP other income and expense are expected to be an income of approximately $90 million, excluding gains and losses from non-affiliated investments.
•GAAP and non-GAAP tax rates are expected to be 14.0%, plus or minus 1%, excluding any discrete items.
•Capital expenditures are expected to be approximately $300 million to $350 million, including principal payments on property and equipment. For full year fiscal 2024, capital expenditures are still expected to be approximately $1.10 billion to $1.30 billion, including principal payments on property and equipment.
___________________________

For further information, contact:

Simona Jankowski	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
sjankowski@nvidia.com	rsherbin@nvidia.com
Non-GAAP Measures
To supplement NVIDIA’s condensed consolidated financial statements presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), net, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude acquisition termination costs, stock-based compensation expense, acquisition-related and other costs, IP-related costs, legal settlement costs, other, losses from non-affiliated investments, interest expense related to amortization of debt discount, and the associated tax impact of these items where applicable. Free cash flow is calculated as GAAP net cash provided by operating activities less both purchases of property and equipment and intangible assets and principal payments on property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and the company’s non-GAAP measures may be different from non-GAAP measures used by other companies.
Certain statements in this CFO Commentary including, but not limited to, statements as to: our computing platforms providing tremendous acceleration for applications and delivering unique value; growing demand for generative AI and large language models using GPUs based on our Hopper and NVIDIA Ampere architectures; our plan to file an amendment to our Form S-3 shelf registration statement in the near term for administrative purposes; our lack of immediate plans to utilize the shelf once effective; our financial outlook and expected tax rates for the second quarter of fiscal 2024; and our expected capital expenditures for the second quarter and full year of fiscal 2024 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	April 30,	January 29,	May 1,
	2023	2023	2022

GAAP gross profit	$4,648	$3,833	$5,431
GAAP gross margin	64.6%	63.3%	65.5%
Acquisition-related and other costs (A)	119	120	94
Stock-based compensation expense (B)	27	30	38
IP-related costs	8	16	—
Non-GAAP gross profit	$4,802	$3,999	$5,563
Non-GAAP gross margin	66.8%	66.1%	67.1%

GAAP operating expenses	$2,508	$2,576	$3,563
Stock-based compensation expense (B)	(708)	(709)	(540)
Acquisition-related and other costs (A)	(54)	(54)	(55)
Acquisition termination cost	—	—	(1,353)
Legal settlement costs	—	—	(7)
Other (C)	4	(38)	—
Non-GAAP operating expenses	$1,750	$1,775	$1,608

GAAP income from operations	$2,140	$1,257	$1,868
Total impact of non-GAAP adjustments to income from operations	912	967	2,087
Non-GAAP income from operations	$3,052	$2,224	$3,955

GAAP other income (expense), net	$69	$32	$(63)
Losses from non-affiliated investments	14	10	17
Interest expense related to amortization of debt discount	1	1	1
Non-GAAP other income (expense), net	$84	$43	$(45)

GAAP net income	$2,043	$1,414	$1,618
Total pre-tax impact of non-GAAP adjustments	927	978	2,105
Income tax impact of non-GAAP adjustments (D)	(257)	(218)	(280)
Non-GAAP net income	$2,713	$2,174	$3,443

	Three Months Ended
	April 30,	January 29,	May 1,
	2023	2023	2022
Diluted net income per share
GAAP	$0.82	$0.57	$0.64
Non-GAAP	$1.09	$0.88	$1.36

Weighted average shares used in diluted net income per share computation	2,490	2,477	2,537

GAAP net cash provided by operating activities	$2,911	$2,249	$1,731
Purchases related to property and equipment and intangible assets	(248)	(509)	(361)
Principal payments on property and equipment and intangible assets	(20)	(4)	(22)
Free cash flow	$2,643	$1,736	$1,348

(A) Acquisition-related and other costs are comprised of amortization of intangible assets, transaction costs, and certain compensation charges and are included in the following line items:
	Three Months Ended
	April 30,	January 29,	May 1,
	2023	2023	2022
Cost of revenue	$119	$120	$94
Research and development	$12	$10	$9
Sales, general and administrative	$42	$44	$46

(B) Stock-based compensation consists of the following:
	Three Months Ended
	April 30,	January 29,	May 1,
	2023	2023	2022
Cost of revenue	$27	$30	$38
Research and development	$524	$527	$384
Sales, general and administrative	$184	$182	$156

(C) Other consists of assets held for sale related adjustments.

(D) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q2 FY2024 Outlook
($ in millions)
GAAP gross margin	68.6%
Impact of stock-based compensation expense, acquisition-related costs, and other costs	1.4%
Non-GAAP gross margin	70.0%

GAAP operating expenses	$2,710
Stock-based compensation expense, acquisition-related costs, and other costs	(810)
Non-GAAP operating expenses	$1,900